     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997
                                                         Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------

                                DTM CORPORATION
            (Exact name of registrant as specified in its charter)

                   TEXAS                               74-248705
      (State or other jurisdiction of              (I.R.S. Employer
      incorporation or organization)              Identification No.)

                              1611 HEADWAY CIRCLE
                                  BUILDING 2
                              AUSTIN, TEXAS 78754
         (Address of principal executive offices, including zip code)
                             --------------------

                       DTM CORPORATION STOCK OPTION PLAN

                           (Full title of the plan)

                                 UDAY BELLARY
                              1611 HEADWAY CIRCLE
                                  BUILDING 2
                              AUSTIN, TEXAS 78754
                                (512) 339-2922
           (Name, address and telephone number of agent for service)

                                  copy to:

                               DEREK R. MCcLAIN
                            VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                               2001 ROSS AVENUE
                           DALLAS, TEXAS 75201-2975
                                (214) 220-7700

                              CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                                   Proposed
Title of securities   Amount to be        Proposed maximum      maximum aggregate      Amount of
to be registered       registered     offering price per unit*   offering price*   registration fee
---------------------------------------------------------------------------------------------------
Common Stock,
$.0002 par
value per share.... 357,755 shares            $8.0625             $2,884,399.60         $874.07
---------------------------------------------------------------------------------------------------

* Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 and based on the average of the high and low prices of the Common Stock reported on The Nasdaq National Market on May 9, 1997.

================================================================================

                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
        ---------------------------------------

     The following documents have been filed with the Securities and Exchange Commission by DTM Corporation, a Texas corporation (the "Company"), and are incorporated herein by reference and made a part hereof:

     (a) The Company's prospectus dated May 2, 1997, as filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the "Securities Act"); and

     (b) The description of the Company's Common Stock, $.0002 par value per share, contained in Item 1 of the Company's Registration Statement on Form 8-A filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") on April 28, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to DTM Corporation, 1611 Headway Circle, Building 2, Austin, Texas 78754, Attention: Secretary, (512) 339-2922.

ITEM 4. DESCRIPTION OF SECURITIES.
        -------------------------

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
        --------------------------------------

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
        -----------------------------------------

     The Company's Amended and Restated Articles of Incorporation include provisions to permit the Company to indemnify its directors and officers to the fullest extent permitted by Texas law. Article 2.02-1 of the Texas Business Corporation Act makes provision for the indemnification of officers and directors in terms sufficiently broad as to include indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act'). In addition, as permitted by Article 2.02-1 of the Texas Business Corporation Act, the Amended and Restated Articles of Incorporation of the Company provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages for acts or omissions in the director's capacity as such, except for liability (i) for breach of a duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for receipt of improper benefits, (iv) where liability is expressly provided for by statute or (v) for unlawful stock repurchases or dividend payments. The Amended and Restated Articles of Incorporation further provide that directors receive the benefit of any future amendment to Texas statutes that further limits the liability of a director.

     Directors who are also employees of The B.F.Goodrich Company ("BFGoodrich") are entitled to indemnification pursuant to BFGoodrich's bylaws. Furthermore, BFGoodrich's bylaws provide for discretionary indemnification for certain other persons acting as officers or directors of its subsidiaries.

     The Underwriting Agreement, dated May 2, 1997, between the Company and A.G. Edwards & Sons, Inc. and Ladenburg Thalmann & Co. Inc., as representatives of the several underwriters listed on Schedule II thereto, provides for indemnification by the Underwriters of the Registrant, the Selling Shareholders named therein (including BFGoodrich) and the Registrant's officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
        -----------------------------------

     Not applicable.

ITEM 8. EXHIBITS.
        --------

     Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

     4.1  -    DTM Corporation Stock Option Plan (filed as an exhibit to the
               Company's Registration Statement on Form S-1, File No. 333-04173 and incorporated herein by reference)

     5.1  -    Opinion of Vinson & Elkins L.L.P.

    23.1  -    Consent of Ernst & Young LLP

    23.2  -    Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto)

    24.1  -    Powers of Attorney

ITEM 9. UNDERTAKINGS.
        ------------

     The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 13th day of May, 1997.

                                         DTM CORPORATION


                                         By: /s/ John S. Murchison, III
                                             ----------------------------------
                                                 John S. Murchison, III
                                             President, Chief Executive Officer
                                                     and Director

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



Signature                                 Capacity                    Date
---------                                 --------                    ----

*/s/ John S. Murchison, III               President
----------------------------- Chief Executive Officer and Director May 13, 1997
     John S. Murchison, III       (Principal Executive Officer)


*/s/ D. Lee Tobler                   Chairman of the Board         May 13, 1997
-----------------------------
     D. Lee Tobler


/s/ Uday Bellary                      Chief Financial Officer      May 13, 1997
-----------------------------         Secretary and Treasurer
    Uday Bellary                      (Principal Financial and
                                        Accounting Officer)



*/s/ Marshall O. Larsen                     Director               May 13, 1997
-----------------------------
     Marshall O. Larsen


*/s/ Alexander MacLachlan                   Director               May 13, 1997
-----------------------------
     Alexander MacLachlan


*/s/ Thomas G. Ricks                        Director               May 13, 1997
-----------------------------
     Thomas G. Ricks


*/s/ Steven G. Rolls                        Director               May 13, 1997
-----------------------------
     Steven G. Rolls


*By: /s/ Uday Bellary                                              May 13, 1997
-----------------------------
         Uday Bellary
       Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit                 Description of Exhibit
-------                 ----------------------

 4.1     -         DTM Corporation Stock Option Plan (filed as an exhibit to the
                   Company's Registration Statement on Form S-1, File No. 333-
                   04173 and incorporated herein by reference)

 5.1     -         Opinion of Vinson & Elkins L.L.P.

23.1     -         Consent of Ernst & Young LLP

23.2     -         Consent of Vinson & Elkins L.L.P. (included in its opinion filed as Exhibit 5.1 hereto)

24.1     -         Powers of Attorney